UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 26, 2007

Aon Corporation
(Exact Name of Registrant as Specified in Charter)

Delaware	1-7933	36-3051915
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
200 East Randolph Street, Chicago, Illinois (Address of Principal Executive Offices)		60601 (Zip Code)

Registrant’s telephone number, including area code: (312) 381-1000

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02.  Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

Overview

On February 26, 2007, the management of Aon Corporation (the “Company”), in consultation with the Audit Committee of the Company’s Board of Directors, determined that the Company’s previously issued financial statements and any related reports of its independent registered public accounting firm for the fiscal years ended December 31, 2003, 2004 and 2005, the interim periods contained therein, and the fiscal quarters ended March 31, 2006, June 30, 2006 and September 30, 2006 should no longer be relied upon and will be restated.  In addition, the Company’s earnings and press releases and similar communications should no longer be relied upon to the extent they relate to these financial statements.  The restatement will affect financial statements for other prior fiscal periods and the Company will reflect those adjustments as a part of the opening balances in the financial statements for the restatement period.

The Company’s management and the Audit Committee have discussed the matters disclosed in this filing with Ernst & Young LLP, the Company’s independent registered public accounting firm.

The decision to restate the Company’s previously issued financial statements was based on the results of a comprehensive review of the Company’s option date grant practices.  In a February 8, 2007 earnings press release (the “Press Release”), the Company announced that incorrect measurement dates for certain stock options granted in 2000 and in certain years prior appeared to have been used for financial accounting purposes. The Company also announced in the Press Release that the Audit Committee of the Board of Directors had commenced a comprehensive review of option grant date practices and related accounting issues.  That review has been substantially completed, and any further review is not expected to have a material effect.

As a result of this review, compensation expense for 2006 and 2005 was increased by $2 million and $3 million, respectively.  Such amounts increase the compensation expense disclosed in the Press Release. We have concluded that the impact of corrected compensation expense is not material to any reporting period; however, the aggregate cumulative impact for the 1994 to 2006 period is considered sufficiently material to warrant restatement.

Audit Committee Review

On February 9, 2007 the Audit Committee engaged a national law firm, which engaged a national public accounting firm (together, the “Audit Committee Team” ), to perform an analysis of the Company’s stock grant practices and related accounting for 1994 through 2006. The Audit Committee Team reviewed the available facts and circumstances surrounding stock option grants made during 1994-2006 within the review’s scope. The Audit Committee Team spent thousands of person-hours searching more than one million physical and electronic documents and interviewed approximately 35 current and former directors, officers, employees, and advisors.  Based upon this review, the Audit Committee Team, management and the Audit Committee determined that the Company’s procedures relating to option grants caused incorrect measurement dates to be used for accounting purposes.  The Audit Committee found that the practice of “delegated grants,” as well as grants involving administrative errors, led to unrecognized compensation expense during the relevant period.

Based on its review, the Audit Committee found no misconduct by current or former management or directors.  The review did reveal a limited number of instances in which options were granted as of a prior date, for example, to honor employment or other previously made contractual commitments.  In these cases, however, no evidence was found that the selection of grant dates was motivated by pricing considerations.

Additional information is contained in the Explanatory Note Regarding Restatement Related to Stock Option Expense that precedes Item I in the Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 1, 2007.

Cumulative Impact

Expense relating to options is amortized over the vesting period.  As a result, the errors identified affected expense from 1994 to 2006.  The cumulative impact of the delegated grants and other administrative errors from 1994 to 2006 amounted to $66 million, pretax.

The tax consequences of the incorrect measurement dates have also been computed and attributed to the years in which the errors arose.

Restatements Based on Additional Non-Cash Stock-Based Expense

As a result of the findings of the Audit Committee Team, the Company has recorded additional non-cash stock-based compensation expense and related tax effects with regard to past stock option grants, and the Company is restating that impact.  These adjustments, after tax, were $2 million, $3 million, $9 million, and $10 million in fiscal years 2005, 2004, 2003 and 2002, respectively.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Aon CORPORATION

	By	/s/ D. Cameron Findlay
D. Cameron Findlay
Executive Vice President and General Counsel
Date: March 1, 2007